Exhibit 10.39

6 June 2011

Robert E. Yocher

4 Old Farm Road

Hopkinton, MA 01758

Dear Bob:

We are pleased to offer you a position with HeartWare, Inc. (the “Company” or “we” or “us”) on the terms and conditions set out below:

1. Position. Your title will be Senior Vice President, Regulatory and Quality. As such, you will be responsible, among other things, for designing a regulatory and quality support structure which assures the Company’s compliance with regulatory requirements both in the United States and abroad, achieves timely submission and approval of applications to market products in countries around the world, complies with quality system requirements, and coordinates effectively and efficiently with other critical functions of the Company. You shall report directly to the Chief Executive Officer of the Company, and shall provide such other services as may be requested by the Chief Executive Officer or the Board of Directors of the Company, consistent with your position. Your usual place of business will be at the Company’s offices in Framingham, Massachusetts. You understand and agree that the Company may from time to time require you to travel to and work at other locations. We expect your commencement date to be June 20, 2011 (“Commencement Date”).

2. Compensation. Your base salary shall be at the annual rate of $270,000, payable in accordance with the Company’s payroll policies as from time to time in effect (“Base Salary”). Your Base Salary will be reviewed annually by the Board and may be increased by the Board in its discretion. Your Base Salary shall not be subject to reduction without your prior written consent except that if the Board reduces the salary of all senior managers of the Company, the Base Salary shall be reduced by the same percentage as the percentage reduction in salary of such senior managers.

3. Annual Bonus. The Company may pay you an annual cash bonus based on your performance (which may be measured by specific goals), targeted at 40% of your salary and as determined by the Board in its discretion. The Company shall pay the annual cash bonus for a calendar year, if at all, on or after January 1st, but by no later than March 15th, of the next year. No annual cash bonus is guaranteed. Payment of all annual bonuses rests in the sole discretion of the Board regardless of the achievement of pre-specified goals, may be prorated for length of service with the Company in your first year of employment and you must be employed with the Company on the payment date in order to be eligible to receive any such annual bonus.

4. Vacation, Insurance and Benefits; Expenses.

(a) You shall be entitled to all legal holidays recognized by the Company, and 20 days of paid vacation per annum. Any unused vacation shall be subject to Company policy as from time to time in effect. Vacation days for the first fiscal year of your employment will be prorated from the Commencement Date.

(b) You shall be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for its employees of your level, all as determined by the Board in its discretion. You shall also be entitled to participate in any employee benefit programs that the Board may establish for Company employees generally, including but not limited to health insurance, 401(k) Plan and stock purchase or option plans. The Company’s employee benefit programs will be discussed during your orientation.

(c) The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company’s expense reimbursement policy as from time to time in effect.

5. Equity Award. The Company will recommend to the Board of Directors of HeartWare International, Inc. (the “Parent”) that you be granted 10,000 restricted stock units and options to purchase 5,000 shares of Parent common stock at an exercise price equal to the closing price of Parent common stock reported on NASDAQ on the later of the Commencement Date or the date the Board of Directors approves the grant (the “Grant Date”). Both the restricted stock units and the options would vest in four equal installments on each of the first four anniversaries of the Grant Date and on such other terms and conditions as the Board shall determine in its sole discretion at the time of grant generally consistent with past practice. Vesting of the above mentioned securities shall be subject to you continuing to be employed by the Company as of an anniversary date.

6. Severance Pay.

(a) If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) other than in connection with a Change in Control (as described below), and subject to the notice and release requirements described below, the Company shall pay, beginning within 15 days after your termination of employment, (i) your Base Salary for a period of 6 months, payable in accordance with the standard payroll practices then in effect for active senior executives; and (ii) the employee portion of your COBRA continuation coverage (to the extent that you elect coverage) for a period of 6 months or, if earlier, until you become entitled to participate in another employer’s health plan.

(b) If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) coincident with or within 18 months after a Change in Control (as defined below), and subject to the notice and release requirements described below, the Company shall cause to be paid, on or beginning within 15 days after your termination of employment, (i) a lump-sum cash payment in an amount equal to one times your Total Salary; and (ii) the employee portion of your COBRA continuation coverage (to the extent that you elect coverage) for a period of 12 months or, if earlier, until you become entitled to participate in another employer’s health plan. The severance pay provided under this Section 6(b) shall supersede, and not be in duplication of, the severance pay provided under Section 6(a). “Total Salary” means your then current Base Salary plus the most recent amount paid to you as your Annual Bonus.

(c) “Cause” means your: (i) material or persistent breach of this letter agreement; (ii) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings you, the Board, the Company or any affiliate into disrepute; (iv) neglect of or negligent performance of your duties under this letter agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties under this letter agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties under this letter agreement; (vii) repeated failure to comply with the lawful directions of your immediate supervisor or the Board that are not inconsistent with the terms of this letter agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company or any affiliate into disrepute. In order for the Company to terminate your employment for Cause under any of clauses (i), (iv), (vi) or (vii) in the preceding sentence, the Company must provide you with written notice of its intention to terminate employment for Cause and describing the acts or omissions upon which such termination for Cause is based, and you shall be provided a 30-day period from the date of such notice within which to cure or correct such acts or omissions if they are reasonably susceptible of cure or correction.

(d) “Good Reason” means the occurrence of any of the following without your consent:

(i) a material diminution in your Base Salary;

(ii) a material diminution in your authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of the Board;

(iv) a material diminution in the budget over which you retain authority; or

(v) any other action or inaction that constitutes a material breach by the Company of any agreement under which you provide services.

Notwithstanding the above, no “Good Reason” exists unless (I) you notify the Company in writing within 90 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (II) you terminate employment by no later than 2 years after the initial existence of any condition listed above.

(e) A “Change in Control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code:

(i) Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of the Parent;

(ii) Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Parent that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, the Parent immediately prior to the initiation of the acquisition; or

(iii) A majority of the members of the board of directors of the Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the board who were members of the board prior to the initiation of the replacement.

For purposes of this Section 6(e), a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) the Parent, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or (C) any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

For purposes of this Section 6(e), section 318(a) of the Internal Revenue Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation section 1.83 3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(f) Your right to receive severance pay under this Section 6 is conditioned upon (i) your signing and delivering to the Company, before any payment is due or scheduled to begin, a general release of claims, in form and substance reasonably acceptable to the Company, by which you release the Company from any claim arising from your employment by, or termination of employment with, the Company, in consideration for the payment; and (ii) your compliance with Sections 8, 9, 10 and 11 of this letter agreement. The Company shall make no payment before the general release becomes effective upon the expiration of any applicable revocation period.

(g) Although your employment may be terminated immediately by the Company at any time for any reason, if your employment is terminated by the Company other than for Cause upon less than 90 days’ prior written notice of such termination, the Company agrees to pay you that portion of your compensation attributable to the period for which the Company fails to satisfy the 90 day notice requirement described above. Any such payment of compensation in lieu of notice will be paid in accordance with the provisions of Section 6(a) or 6(b), as applicable. Any termination of employment by you for any reason shall require 90 days’ prior written notice.

(h) Notwithstanding the above, on termination of your employment (for whatever reason) you shall be entitled to receive the pro rata portion of your Base Salary through the date of your termination, together with such compensation or benefits to which you may be entitled by law or under the terms of the Company’s compensation and benefit plans in effect including, without limitation, amounts owed to you for unpaid vacation leave accrued during the course of your employment with the Company.

7. At Will Employment.

(a) This letter agreement describes the compensation and benefits that you are entitled to receive for so long as you remain employed by the Company, but is not a contract or guarantee of employment for any particular period of time. At all times you will remain an employee at will, and you and the Company are free to terminate your employment at any time for any reason.

(b) Should your employment with the Company be terminated by the Company for Cause, by you without Good Reason, or as a result of your death or permanent disability or other physical or mental incapacity, you shall be entitled to receive only the prorated portion of your Base Salary through the date of your termination of employment, together with such other compensation or benefits to which you may be entitled by law, the terms of this letter agreement, or under the terms of the Company’s compensation and benefit plans then in effect.

8. Noncompetition.

(a) You will not without the prior written consent of the Company or the Parent during your employment either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, stockholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any Competitive Business (as defined below), or be engaged or interested in any public or private work or duties which in the reasonable opinion of the Board or the Parent, may hinder or otherwise interfere with the performance of your duties.

(b) You will not at any time in the 12 months after the termination of your employment (for whatever reason) without the written consent of the Company or the Parent:

(i) on a worldwide basis directly or indirectly in any capacity (whether as principal, agent, partner, employee, stockholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any Competitive Business (as defined below); or

(ii) counsel, procure, or otherwise assist any person to do any of the acts referred to in Section 8(b)(i).

Given that the business of the Company and the Parent is and is expected to continue to be conducted on a worldwide basis, and you will be actively involved with and intimately familiar with the business of the Company on a worldwide basis, you acknowledge and agree that more narrow geographical limitations of any nature on this noncompetition covenant (and the non-solicitation covenant below) are therefore not appropriate and would not adequately protect the Company or the Parent.

Nothing in this Section 8(b) prohibits you (whether directly or through nominees) of holding shares listed on a recognized stock exchange, provided you do not hold more than 5% of the issued capital of a company.

(c) “Competitive Business” means any business or activity which is involved in the research, development, sale, distribution and/or marketing of mechanical circulatory assist devices.

9. Non-solicitation. During your employment with the Company and for 12 months after your termination of employment (for whatever reason), you shall not, directly or indirectly, on your own behalf or on behalf of any third party, without the express written consent of the Company or the Parent:

(a) canvass, solicit, target, induce or entice or endeavor to solicit, target, induce or entice away from the Company or the Parent, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company with which you were substantively involved during the course of your employment with the Company) of, of any of the clients, customers, vendors, suppliers or accounts, or prospective clients, customers, suppliers, vendors or accounts of the Company or the Parent that you contacted, solicited or served while employed by the Company or supplier to or in the habit of dealing with the Company or the Parent;

(b) target, recruit, solicit, hire away, or otherwise interfere with the employment relationship of, or endeavor to entice away, any employee of the Company or the Parent, or otherwise induce any such employee to cease their relationship with the Company or the Parent; or

(c) counsel, procure or otherwise assist any person to do any of the acts referred to in Section 9(a) or (b).

10. Non-disparagement. You shall not, while employed by the Company or at any time after your termination of employment, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company or the Parent, their respective businesses or employees, officers, directors, or stockholders. The Company agrees that, after your termination of employment with the Company for any reason, it will refrain from making any public statements that disparage you. The Company’s obligations under this Section 9 extend only to the then-current officers and members of the Board, and only for so long as those individuals are officers or directors of the Company. Nothing herein shall be deemed to prevent you or the Company from complying with their respective legal obligations or responding to a subpoena or other court order.

11. Proprietary Information. Both during and after your employment with the Company, you will treat all proprietary or other confidential information as strictly confidential. Further, you agree to sign and comply with the terms and conditions of the enclosed Proprietary Information, Confidentiality, and Inventions Assignment Agreement, which is incorporated by reference into this letter agreement. This offer of continued employment is contingent upon your signing that agreement.

12. Injunctive Relief: Clawback. You recognize and acknowledge that it would be difficult to ascertain the damages arising from a breach or threatened breach of the covenants set forth in Sections 8 (noncompetition), 9(non-solicitation), 10 (non-disparagement), and 11 (proprietary information) and that any such breach or threatened breach could result in irreparable harm to the Company. You therefore agree that, notwithstanding anything in this letter agreement to the contrary, including but not limited to the forfeiture and clawback provision below, the Company shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, without prior notice to you and without the posting of a bond or other guarantee, to enforce this letter agreement. You hereby waive any and all defenses you may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity that the Company may have. The provisions of Section 12 shall survive termination of this letter agreement and/or your employment with the Company. The existence of a claim or cause of action of any kind by you against the Company shall not constitute a defense to the enforcement by the Company of the rights provided in this Section 12 and shall not be a defense to any injunction proceeding. In addition, notwithstanding anything herein to the contrary, if the Board, in its discretion, determines that you have engaged in any activity that contravenes any covenant set forth in Section 8, 9, 10 or 11, you shall forfeit any amount payable under Section 6 (severance pay), and you agree to repay the Company, within 30 days after you receive notice of the Board’s determination, any amount previously paid by the Company under Section 6.

13. Blue Pencil; Severability. If any provision of this letter agreement is construed by a court of competent jurisdiction to be invalid or unenforceable, that construction does not affect the remainder of this agreement, which is to be given full force and effect without regard to the invalid or unenforceable provision. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

14. Waivers. No delay or omission by the Company in exercising any right under this letter agreement operates as a waiver of that or any other right. The Company’s waiver or consent on any one occasion is effective only for that occasion and is not be construed as a bar or waiver of any right on any other occasion.

15. Federal Employment Law. Please note that Federal law requires you to provide the Company with documentation of your identity and eligibility to work in the United States. In addition, the Company verifies the validity of social security numbers. Accordingly, this offer is further conditioned upon your providing the required documentation to the Company within three business days after your start date. A list of the required documentation will be provided during your orientation.

16. Prior Employers. By accepting this offer of employment, you are representing that you are not party to any agreement with any prior employer that prevents your working for the Company or that would prevent you from performing your assigned duties for the Company.

17. Background Check. The Company reserves the right to conduct a background check of its employees, and your employment may be conditioned on satisfactory results.

18. Tax Withholding. The Company may withhold from any amounts payable under this letter agreement such federal, state, local or foreign income and employment taxes as shall be required to be withheld under applicable law.

19. Section 409A Compliance. The following rules relate to section 409A of the Internal Revenue Code of 1986 and any regulations and Treasury guidance promulgated thereunder (“Section 409A”), which govern deferred compensation:

(a) This letter agreement is intended to comply with, or otherwise be exempt from, Section 409A.

(b) The Company shall undertake to administer, interpret, and construe this letter agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A.

(c) The Company and you agree to execute any and all amendments to this letter agreement permitted under applicable law, as mutually agreed in good faith, as may be necessary to ensure that this letter agreement complies with Section 409A.

(d) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this letter agreement. The Company shall not be liable to you for any payment made under this letter agreement that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this letter agreement as an amount includible in gross income under Section 409A.

(e) For purposes of Section 409A, the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

(f) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, you, as specified under this letter agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g) “Termination of employment,” or words of similar import, as used in this letter agreement means, for purposes of any payments under this letter agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

(h) If a payment obligation under this letter agreement arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death.

20. Successors, Binding Agreement. This letter agreement shall not be assignable by you. This letter agreement may be assigned by the Company to any affiliate or to any other person that is a successor in interest to all or substantially all of the business operations of the Company. This letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns.

21. Governing Law. This letter agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

22. Entire Agreement, Amendments. This letter agreement, including the proprietary information, confidentiality, and inventions assignment agreement incorporated herein by reference, sets forth the entire agreement between you and the Company regarding your employment with the Company and supersedes all prior agreements or other understandings, whether written or oral, express or implied, between the parties to the extent that such agreements or understandings contain provisions addressed herein. This letter agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

*         *         *         *

To indicate your acceptance of these updated terms and conditions of your employment, please sign and return the following to me no later than June 13, 2011:

•	one copy of this letter, and

•	one copy of the Company’s standard Proprietary Information, Confidentiality, and Inventions Assignment Agreement, the form of which is annexed hereto as Exhibit A.

This is a great opportunity for both you and the Company, and we look forward to having you continue as a member on our team.

Sincerely,

HEARTWARE, INC.

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President/CEO

Agreed to and accepted:

/s/ Robert E. Yocher
Robert E. Yocher

Dated:	June 14, 2011

EXHIBIT A

PROPRIETARY INFORMATION, CONFIDENTIALITY

AND INVENTIONS ASSIGNMENT AGREEMENT

The undersigned, Robert Yocher, in consideration of and as a condition of my engagement as an employee of HeartWare Inc., a Delaware corporation (the “Company”), does hereby agree with the Company as follows:

1. I will not, whether during or after the termination or for a period of five (5) years after cessation of my employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to my knowledge, except as may be necessary in the course of my duties for the Company or to the extent that such trade secrets or confidential information come to be in the public domain through no fault of mine, or I am required to disclose such information as a matter of law, including pursuant to court order, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which could reasonably be expected to injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company or for any purpose other than the performance of my duties on behalf of the Company.

Further, I agree that during the period of my employment I shall not make, use or permit to be used, even if not in the nature of a trade secret or otherwise marked confidential, any notes, memoranda, drawings, specifications, programs, data, know how, trade secrets, or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. I further agree that I shall not, for a period of five (5) years after the termination of my employment, use or permit to be used, even if not in the nature of a trade secret or otherwise marked confidential, any such notes, memoranda, drawings, specifications, programs, data, know how, trade secrets, or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

2. If at any time or times during my employment, I shall (either alone or with others) make, conceive, discover, reduce to practice or become possessed of any invention, modification, discovery, design, development, improvement, process, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Inventions”) in any application that relates to the business of the Company or any of the products or services being developed, manufactured, marketed, sold or otherwise provided by the Company or which may conveniently be used in relation therewith, or results from tasks assigned me by the Company or results from the use of premises, equipment, supplies, facilities or confidential information owned, leased or contracted for by the Company (“Company Inventions”), such Company Inventions and the benefits thereof shall, from the moment of their creation or fixation in tangible media, immediately become the sole and absolute property of the Company, and I shall promptly disclose to the Company (or any persons designated by it) each such Company Invention and hereby irrevocably and perpetually assign any rights, including without limitation any patent, copyright or other intellectual property rights, I may have or acquire in the Company Inventions and benefits and/or rights resulting therefrom to the Company without compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company. I hereby further represent and acknowledge that any and all such Company Inventions made, conceived, discovered or reduced to practice prior to the date hereof, whether or not I am the named inventor, are owned solely by the Company, and that I have no right, title or interest therein, and I agree that upon the request of the Company, and without any compensation to me, I will take such action and execute such documents as the Company may request to evidence and perfect the Company’s ownership of such Company Inventions.

I will also promptly disclose to the Company any Invention made, conceived, discovered, reduced to practice or possessed by me (either alone or with others) at any time or times during my employment for the purpose of determining whether they constitute “Company Inventions,” as defined herein.

Upon disclosure of each Company Invention to the Company, I will, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection for any such Company Invention in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to a Company Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive my death or incapacity), to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me.

In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

3. I agree that any breach, or threatened breach, of this Agreement by me could cause irreparable damage and that in the event of such breach, or threatened breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performanceas well as all other equitable relief, to prevent the violation of my obligations hereunder without the necessity of any proof of actual damages or the posting of a bond or other security.

4. I understand that this Agreement, by itself, does not create an employment agreement with the Company or other obligation on the part of the Company to retain my services as an employee.

5. I represent that the Inventions identified in the pages, if any, attached hereto comprise all the Inventions which I have made or conceived prior to my engagement by the Company, which Inventions are excluded from this Agreement. I understand that it is only necessary to list the title of such Inventions and the purpose thereof but not details of the Invention itself. IF THERE ARE ANY SUCH UNPATENTED INVENTIONS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE. OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

I further represent that I am free to enter into an employment relationship with the Company, and my performance of all the terms of this Agreement, and my performance as an employee of the Company, does not and will not breach any agreement with a third party, including but not limited to any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my engagement by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I further agree to indemnify the Company to the extent it is made a party to any lawsuit based upon my violation of any such agreement.

I further represent that if the representations set forth in the preceding paragraph are inapplicable, I have attached hereto a copy of each agreement, if any, which presently affects my compliance with the terms of this Agreement (such copy specifies the other contracting party or employer, the date of such agreement, the date of termination of any employment.) IF THERE ARE ANY SUCH AGREEMENTS, THE UNDERSIGNED SHOULD INITIAL HERE. OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH AGREEMENTS.

I further represent that I have or will return all property, including documents, memoranda, software or other record containing information belonging to my former employer(s) and will not bring any such materials to the Company’s premises or otherwise use any such material in performing work for the Company. I further agree to indemnify the Company to the extent it is made a party to any lawsuit based upon my violation of this representation.

6. Any waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

7. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8. My obligations under this Agreement shall survive the termination or cessation of my employment regardless of the manner of such termination or cessation and shall be binding upon my heirs, executors and administrators.

9. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth Massachusetts.

10. For purposes of this Agreement, the term “employment” shall also mean any period of consultancy with the Company that may follow formal employment by the Company.

11. The term “Company” shall include HeartWare Inc., a Delaware corporation, HeartWare Limited, as Australian corporation, and any of their predecessors, successors, parents, subsidiaries, subdivisions, affiliates or assigns. The parties agree that the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns, without requiring Executive to renew this Agreement or execute a new Agreement reflecting the terms contained herein.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 14th day of June, 2011.

HEARTWARE INC.

By: /s/ Doug Godshall

Title: President/CEO

Print: Doug Godshall

EMPLOYEE:

Name: /s/ Robert Yocher

Name: Robert Yocher